EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Angeion Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-88882, 33-56784, and 33-81594) on Form S-8, Registration Statements (Nos. 33-45600, 33-85902 and 33-80274) on Form S-3, and Registration Statement (No. 33-82084) on Form S-2 of Angeion Corporation of our report dated September 14, 1995, relating to the balance sheets of Angeion Corporation as of July 31, 1995 and 1994, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 1995, which report is incorporated by reference in the July 31, 1995 annual report on Form 10-K of Angeion Corporation.



                                            KPMG Peat Marwick LLP




Minneapolis, Minnesota
October 30, 1995